UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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United States Steel Corporation
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The following is a transcript from a video made available by United States Steel Corporation to Raw Materials and Sustainable Resources Team members on April 9, 2024.

Transcript – John Gordon “Future in 5” video April 8, 2024 Tara Carraro (00:20): Hi everyone. I'm Tara Carraro, Chief Communications Officer for U. S. Steel. As we move towards the anticipated close of the transaction with Nippon Steel Corporation, we know it's important that each of you are kept informed throughout the process. That's why I am excited to have John Gordon, who heads up our Minnesota Ore Operations and our Procurement team, join me for this conversation so we can talk about what the deal means for Minnesota Ore and Procurement, for us as employees, and for the future of U .S. Steel. John, thanks so much for your time today. John Gordon (00:56): Thanks, Tara. Very excited to be here with you and talk about these exciting times for U. S. Steel and our combination with Nippon Steel. Also want to start off by highlighting the pullover I'm wearing. You can see the outline of the state of Minnesota, and there's some small writing there that actually says "Mission 100." So it's a great reminder that while we have a very exciting future, we've got some tremendous things going on right now, particularly our Mission 100 program and our P150 in Procurement. Tara Carraro (01:25): Well, we're going to get to more detail on some of the excitement around Mission 100, but let's dive in first on the deal. John, first question, why is the Nippon Steel transaction the best deal for U. S. Steel? John Gordon (01:39): Yeah, it's tremendous value creation for all parties involved from our stakeholders, including our employees. The Board of Directors has approved the deal at $55 a share, a significant increase over where we were prior to these communications. We're very comfortable and confident, and the Board of Directors are as well that this deal will close. And I truly believe this is great for everybody, especially our employees. This is a combination of two great companies with tremendous histories, both in the U.S. and Japan. The underlying benefits are tremendous as well, including the recognition of all United Steelworker agreements. Our headquarters will stay in Pittsburgh, and also this is going to create new opportunities, particularly for our employees. And it's also going to create new opportunities for us to advance technologically. If I highlight one focus area that Nippon Steel is tremendous in, it's research and development. There's some very exciting technologies that we'll be able to share with each other and advance our competitive position here in the U.S. (02:41): At the end of the day, I'm excited around about how this creates a truly global steel leader. We will ramp to the top of steel producers, and I'll highlight as well our mining assets are core to this deal and going to help enable us to take that leadership position. For the U.S., it's going to create more competition, not less, and I'm very enthusiastic about that. I believe our teams win when we compete. We are capable of winning in these markets. So I think the vision, the overall vision that's been put forward for it is absolutely appropriate. The best steelmaker with world-class capabilities. Fantastic and bright future for both U. S. Steel and Nippon, and especially as a combination of the two. Tara Carraro (03:25): And you touched on this a little bit in this last response, but what will the transaction mean for our partnership with the USW?

Transcript – John Gordon “Future in 5” video April 8, 2024 John Gordon (03:34): Plainly, Tara, it means stability. Nippon has agreed to assume all agreements, and they're doing that from a very strong position. They have a wonderful safety record that's very much in line with our values, but in addition, we're going to benefit as a company from the increased capital and financial strength of a large player such as Nippon. So to be clear, paychecks, healthcare, and all other benefits will continue to be provided directly from U. S. Steel after this closing. There's also some exciting things to highlight in terms of benefits, particularly the pension. Our pensions are currently overfunded and we will remain at a very strong position. The uncapped profit sharing, which is unique in our industry, will remain unchanged. And finally, the premium-free healthcare for our employees will also remain unchanged. Tara Carraro (04:24): John, will the merger with the Nippon Steel change how we do business? John Gordon (04:30): Tara, until the closing date, it is business as usual for all our operations and commercial activities. We're going to continue on our growth trajectory and from that position of strength, we're going to build into a new exciting era with a partner who's going to be committed to American investment and building into the premier global steel company. Again, very exciting future. Tara Carraro (04:52): It sure is. What should employees be doing in anticipation of the merger? John Gordon (04:58): Well, they need to keep that attitude of business as usual. We have a tremendous safety record and we need to maintain that. Vigilance to our safe operations and safe production is job number one. We also need to keep up our best-in-class customer service. We are the largest provider of merchant pellets in the Great Lakes area, and we need to keep our customers happy with world-class customer service as they expect. Tara Carraro (05:22): And what should we all expect next with the transaction before we get to close? John Gordon (05:27): Well, Tara, in large transactions such as this, certain closing conditions have to be met, including a vote from all of the U. S. Steel shareholders. We've also already taken several actions, including filing our proxy. We're also working through normal regulatory reviews, including the CFIUS, which is the Committee of Foreign Investment in the U.S. Review, as well as regular antitrust reviews. Tara Carraro (05:53): Last question, John, what does the deal mean for the Minnesota Ore team and the Procurement team? John Gordon (05:59):

Transcript – John Gordon “Future in 5” video April 8, 2024 Well, from an employment perspective, Tara, I firmly believe this was the best outcome for U. S. Steel, specifically with no layoffs, no change in operating footprint and strengthening of pensions. From a mining perspective in particular, this creates tremendous value as the mines stay together. The value is created through our optionality. We're opening a new direct reduced pellet plant at Keetac. We have options to do something similar at Minntac if we like. We are driving tremendous value from that. And both on the Procurement side and Mining side, we're partnering with a company that's focused on growing and not just growing, but growing self-sufficiency in the raw materials that we are producing and providing. So most exciting for me is how the Raw Materials group and the Mining group are core to their strategy moving forward, and we're going to be key in executing this successful deal. Tara Carraro (06:54): Well, John, thanks so much for joining me and sharing your insights. We definitely have very exciting times ahead, not only for the Minnesota Ore and the Procurement team, but for U. S. Steel as a whole, and this is indeed the best deal for U. S. Steel. John Gordon (07:10): Absolutely. Thank you, and I enjoyed the conversation.

The following materials were first posted by United States Steel Corporation to its internal company news application, X App, for Raw Materials and Sustainable Resources Team members on April 9, 2024.

X App Post to Raw Materials and Sustainable Resources Team April 9, 2024 Headline: Hear from John Gordon on the Nippon Steel transac�on Body copy: Watch this short video where John Gordon weighs in on what the an�cipated deal with Nippon Steel will mean for USS and the Minnesota Ore opera�ons and our procurement team. Video: htps://www.youtube.com/watch?v=9wWT8HSYK78 Visual:

The following materials were first displayed by United States Steel Corporation on digital screens in the company’s facilities for Raw Materials and Sustainable Resources Team members on April 9, 2024.

WATCH TODAY! In a new video, John Gordon speaks to the upcoming deal with Nippon Steel and what it means for Raw Materials and Sustainable Resources.

The following materials were emailed by United States Steel Corporation to Raw Materials and Sustainable Resources Team members on April 9, 2024.

Raw Materials and Sustainable Resources Team: Please watch this new video, where I speak to the upcoming deal with Nippon Steel and what it means for Raw Materials and Sustainable Resources. As always, you can visit bestdealforamericansteel.com for more information. Regards, John From: Patty Kazimer, on behalf of John Gordon Subject: Learn More About the Upcoming Deal with Nippon Steel Date: April 9, 2024 at 1:15 pm ET

Additional Information and Where to Find It

This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, the Company has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”), a definitive version of which was filed with the SEC on March 12, 2024. The Company commenced disseminating the definitive Proxy Statement to stockholders of the Company on or about March 12, 2024. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A DEFINITIVE FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the definitive Proxy Statement, as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, a definitive version of which was filed with the SEC on March 12, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the definitive version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.